January 13, 1997



Lehman Brothers Funds, Inc.
3 World Financial Center
New York, New York 10285

	Re:	24f-2 Notice

Dear Sirs:

	We have acted as special Maryland counsel to Lehman
Brothers Funds, Inc. (the "Company"), in connection with the Company's filing of a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the Company's fiscal year ended November 14, 1996. In that capacity, the Company has requested that we render certain opinions under paragraph (b)(1) of Rule 24f-2.

	In response to such request, we have examined the Company's charter and by-laws, a good-standing certificate recently issued by the State Department of Assessments and Taxation of Maryland, certificates of officers of the Company, a copy of the Rule 24f-2 Notice for the Company's fiscal year ended November 14, 1996 and such statutes, regulations corporate records, and documents that we deemed necessary or advisable for purposes of the opinions set forth below. In such examination we also have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies) and that all public records reviewed are accurate and complete. As to certain factual matters we have relied on the certificates of officers of the Company and have not independently verified the matters stated therein.

	On the basis of the foregoing and of such other legal considerations that we deemed relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

	1.	The Company is a corporation duly incorporated,
validly existing and in good standing under the laws of the State of Maryland; and

	2.	The 1,066,114,677 shares of Common Stock of the
Company, par value $.001 per share, reported by the Company to have been issued pursuant to Rule 24f-2 during its fiscal year ended November 14, 1996, were legally issued, fully paid and nonassessable.

	This opinion is intended solely for the benefit and use of the party to whom it is addressed and may not be used by any other person without the prior written consent to Piper & Marbury L.L.P., provided that we consent to the filing of this opinion with the Securities and Exchange
Commission together with the Rule 24f-2 Notice referred to above.

			Very truly yours,

			Piper & Marbury L.L.P.


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